Exhibit 5.2

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

April 30, 2013

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as Texas counsel to Cowtown Gas Processing Partners L.P. and Cowtown Pipeline Partners L.P., each a Texas limited partnership, and Crestwood New Mexico Pipeline LLC, Crestwood Pipeline LLC, Crestwood Panhandle Pipeline LLC, Crestwood Sabine Pipeline LLC, Sabine Treating, LLC and Crestwood Arkansas Pipeline LLC and Crestwood Appalachia Pipeline LLC, each a Texas limited liability company (all of such entities are collectively referred to herein as the “Texas Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”) and Crestwood Midstream Finance Corporation (together with the Partnership, the “Issuers”), the Texas Guarantors and certain of the Partnership’s other subsidiaries identified in the Registration Statement (the “Non-Texas Guarantors”, and together with the Texas Guarantors, the “Guarantors”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (i) the offering and issuance of $150 million aggregate principal amount of the Issuers’ 7.75% Senior Notes due 2019 (the “Exchange Notes”), to be offered by the Issuers in exchange (the “Exchange Offer’) for a like principal amount of the Issuers’ issued and outstanding 7.75% Senior Notes due 2019 and (ii) the guarantees (the “Guarantees”) of the Texas Guarantors and Non-Texas Guarantors of the Exchange Notes pursuant to the Indenture (as defined below). Capitalized terms used but not defined in the body of this opinion letter have the respective meanings assigned to such terms in Appendix A attached hereto.

The Exchange Notes are to be issued under an indenture, dated as of April 1, 2011 (as amended, modified or supplemented by any supplemental indentures thereto prior to the date hereof, the “Indenture”), among the Issuers, the Guarantors, and the Bank of New York Mellon, as trustee (the “Trustee”). The terms of the Guarantees are contained in the Indenture.

Atlanta, Austin, Chicago, Dallas, Hong Kong, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the executed Indenture;

(b)	the Organizational Documents;

(c)	the Resolutions;

(d)	the Good Standing Certificates; and

(e)	such records of the Texas Guarantors and such agreements, certificates or public officials, certificates of officers or other representatives of the Texas Guarantors and others and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Texas Guarantors and (ii) statements and certifications of public officials and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of the State of Texas and the Texas case law decided thereunder. In addition, and without limiting the generality of the foregoing, we express no opinion as to compliance or non-compliance with: (i) Texas “Blue Sky” laws and regulations, including, without limitation, laws and regulations relating to broker-dealer registration (including any requirement thereunder to obtain any consent, approval, authorization order of, or qualification with, any governmental body or agency); (ii) the rules and regulations of the Financial Industry Regulatory Authority or the New York Stock Exchange (including any requirement thereunder to obtain any consent, approval, authorization order of, or qualification with, any governmental body or agency); (iii) fraudulent transfer and fraudulent conveyance laws and regulations; (iv) tax laws and regulations; (v) laws and regulations of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (vi) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions and other local or regional governmental authorities (whether created or enabled through legislative action at the federal, state, or regional level); or (vii) any judicial or administrative decisions to the extent they deal with any of the foregoing. We express no opinion regarding the enforceability of the Exchange Notes, Registration Statement and the Indenture or any of the documents or agreements referenced therein.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	Each of the Texas Guarantors is validly existing and in good standing as a limited liability company or limited partnership, as indicated, under the laws of the State of Texas.

2.	Each of the Texas Guarantors has the limited liability company or limited partnership power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3.	Each of the Texas Guarantors has duly authorized, executed and delivered the Indenture.

4.	The Guarantees issued by the Texas Guarantors have been duly authorized and issued by each of the Texas Guarantors.

5.	The execution and delivery by each Texas Guarantor of the Indenture do not, and the performance by each Texas Guarantor of its obligations thereunder will not, result in any violation of (1) the Organizational Documents of such Texas Guarantor or (2) any Texas statute or any rule or regulation issued pursuant to any Texas statute or any order identified to us by such Texas Guarantor and issued by any court or governmental agency or body and binding on such Texas Guarantor.

This opinion is limited to the specific issues addressed in paragraphs 1-5 above, and no opinion may be inferred or implied beyond that expressly stated herein. We have not undertaken any independent investigation to determine the existence or absence of such facts, or the accuracy or completeness of any representations, warranties, data or other information, written or oral, made or furnished by any Guarantor to us or to the Trustee or any Holder (as such term is defined in the Indenture).

Our opinions are subject to the additional following limitations, qualifications, exceptions and assumptions:

(i).	Our opinions in paragraph 1 above as to the valid existence and good standing of the Texas Guarantors are based solely upon our review of the Good Standing Certificates.

(ii).	All opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) the discretionary powers of the courts to make available remedies of specific performance, injunctive relief or other equitable remedies.

(iii).	We have assumed the Organizational Documents have not been amended, modified or supplemented in any respect since the date of the Secretary’s Certificates.

(iv).	In connection with our opinions expressed above, we have assumed the following:

(1)	that Crestwood Gas Services GP LLC (the “General Partner”), a non-Texas entity signing on behalf of the Partnership is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation;

(2)	that the General Partner has the power and authority to execute and deliver, and to incur and perform all obligations under, the Indenture;

(3)	the due authorization by all requisite action, and the due execution and delivery, of the Indenture by or on behalf of the General Partner on behalf of the Partnership; and

(4)	that the execution and delivery of the Indenture and the incurrence and performance of their obligations thereunder by the General Partner on behalf of the Partnership, do not and will not contravene, breach, violate or constitute a default (with the giving of notice, the passage of time or otherwise) under (i) the certificate of formation, operating agreement or other organizational documents of such party, (ii) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument, (iii) any law, rule or regulation, (iv) any judicial or other administrative order or decree of any governmental authority or regulatory body or (v) any authorization, consent or other approval of, or registration, recording or filing with, any court, governmental authority or regulatory body, in each case, to which the General Partner may be subject, or by which it may be bound or affected.

This opinion is being delivered to the Partnership, is intended for its use and may not be otherwise reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned, except that this opinion may be relied upon by Simpson Thacher & Bartlett LLP to the same extent as if it were an addressee.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and to the use of our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring after the date of this letter. The opinions expressed in this letter are provided as legal opinions only and not as any guarantees or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied therefrom.

Sincerely,

/s/ Locke Lord LLP

LOCKE LORD LLP

APPENDIX A

Defined Terms

As used herein and in the opinion letter to which this Appendix A is attached, the following terms have the respective meanings set forth below.

“Good Standing Certificates” means the certificates of the Secretary of State of Texas and the Comptroller of Public Accounts of Texas dated March 22, 2013 as to the legal existence and good standing of, and other matters relating to, the Texas Guarantors.

“Organizational Documents” the certificates of formation, certificates of limited partnership, limited liability company agreements and limited partnership agreements of the Texas Guarantors attached as exhibits to the Secretary’s Certificates.

“Resolutions” means, collectively, the resolutions of each Texas Guarantor attached as exhibits to the Secretary’s Certificates.

“Secretary’s Certificates” means the Secretary’s Certificate of the Issuers and Guarantors dated November 14, 2012 as affirmed and certified by the Secretary’s Certificate of the Texas Guarantors dated April 29, 2013.